Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Group Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	bobbi.chaville@ros.com

ROSS STORES REPORTS STRONG FOURTH QUARTER
AND FISCAL YEAR 2011 PERFORMANCE

     Pleasanton, California, March 15, 2012 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended January 28, 2012 of $.85, up from $.69 for the 13 weeks ended January 29, 2011. These results represent a 23% increase on top of 18% and 53% gains for the fourth quarters of 2010 and 2009, respectively. Net earnings for the 2011 fourth quarter grew to $192.0 million, up 19% from $161.8 million in the prior year. Sales for the fourth quarter ended January 28, 2012 grew 12% to $2.398 billion, with comparable store sales up 7% on top of 4% and 10% gains in the fourth quarter of the prior two years.

     For the 52 weeks ended January 28, 2012, earnings per share were $2.86, up 24% on top of 31% and 52% increases in fiscal 2010 and 2009, respectively. Net earnings for fiscal 2011 grew 18% to $657.2 million, from $554.8 million in the prior year. Sales for fiscal 2011 rose 9% to $8.608 billion, with same store sales up 5% on top of 5% and 6% increases in 2010 and 2009, respectively.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are very pleased with our robust sales and earnings in the fourth quarter and fiscal year of 2011, especially considering they were achieved on top of strong multi-year gains. Our healthy revenue growth continues to be driven mainly by our ability to deliver compelling bargains on a wide assortment of exciting name brand fashions for the family and the home to today’s increasingly value-focused consumers.”

     Mr. Balmuth continued, “Earnings before interest and taxes for the 2011 fourth quarter grew to 13.0% of sales, up about 70 basis points on top of 60 basis point and 260 basis point increases in the prior two years. For fiscal 2011, operating margin rose to a record 12.4%, up 85 basis points on top of 140 and 250 basis point gains in 2010 and 2009, respectively. Our improved profitability for both the quarter and the full year were driven primarily by a combination of higher merchandise gross margin, lower shortage costs and leverage on operating expenses from our strong sales gains.”

     Operating cash flows provided the resources to make capital investments in new store growth and infrastructure as well as to fund the Company’s ongoing stock repurchase and dividend programs. A total of 11.3 million shares of common stock were repurchased during fiscal 2011, for an aggregate purchase price of $450 million, representing half of our two-year $900 million repurchase authorization. As announced last month, the Company’s Board of Directors raised the quarterly cash dividend by 27% to $.14 per share.

     Mr. Balmuth noted, “Our recent two-for-one stock split, substantial increase in the quarterly cash dividend and ongoing share repurchase program demonstrate our confidence in the Company’s ability to generate significant amounts of excess cash after self-funding the capital needs of our business. We have repurchased stock as planned every year since 1993 and have also raised our quarterly cash dividend annually since 1994. This consistent record of returning excess cash reflects our commitment to enhancing stockholder value and returns.”

     Looking ahead, Mr. Balmuth said, “We believe our ability to offer customers terrific name brand bargains, while running our business with much lower store inventories, remains a key driver of sales growth and operating profitability. This ongoing focus, as well as our history of delivering solid financial results in both healthy and more challenging economic times, gives us the confidence to project respectable increases in both revenues and earnings per share in 2012 and beyond.”

     The Company will host a conference call on Thursday, March 15, 2012 at 11:00 a.m. Eastern time to provide additional details concerning the fourth quarter and fiscal year 2011 results and management’s outlook and plans for fiscal 2012. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN # 60163144 until 8:00 p.m. Eastern time on March 22, 2012, as well as at the Company’s website address.

     Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the impact from the macro-economic environment and financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2010, Form 10-Qs for fiscal 2011 and Form 8-Ks for fiscal 2011 and 2012. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2011 revenues of $8.6 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,051 locations in 30 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 95 dd’s DISCOUNTS® in eight states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
($000, except stores and per share data, unaudited)	2012	2011	2012	2011
Sales	$2,397,878	$2,145,242	$8,608,291	$7,866,100

Costs and Expenses
Costs of goods sold	1,745,034	1,562,355	6,240,760	5,729,735
Selling, general and administrative	341,794	319,624	1,304,065	1,229,775
Interest expense, net	2,693	2,513	10,322	9,569
Total costs and expenses	2,089,521	1,884,492	7,555,147	6,969,079

Earnings before taxes	308,357	260,750	1,053,144	897,021
Provision for taxes on earnings	116,405	98,954	395,974	342,224
Net earnings	$191,952	$161,796	$657,170	$554,797

Earnings per share [1]
Basic	$0.86	$0.70	$2.91	$2.35
Diluted	$0.85	$0.69	$2.86	$2.31

Weighted average shares outstanding (000) [1]
Basic	222,288	231,599	225,915	235,641
Diluted	226,511	235,877	229,982	239,805

Dividends [1]
Cash dividends declared per share	$0.25	$0.19	$0.47	$0.35

Stores open at end of period	1,125	1,055	1,125	1,055

[1] All share and per share amounts have been adjusted for the two-for-one stock split effective December 15, 2011.

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	January 28,	January 29,
($000, unaudited)	2012	2011
Assets

Current Assets
Cash and cash equivalents	$649,835	$833,924
Short-term investments	658	3,204
Accounts receivable	50,848	45,384
Merchandise inventory	1,130,070	1,086,917
Prepaid expenses and other	87,362	63,807
Current deferred income taxes, net	5,598	10,003
Total current assets	1,924,371	2,043,239

Property and equipment, net	1,241,722	983,776
Long-term investments	5,602	14,082
Other long-term assets	129,514	75,107
Total assets	$3,301,209	$3,116,204

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$761,717	$767,455
Accrued expenses and other	304,654	292,174
Accrued payroll and benefits	248,552	235,030
Income taxes payable	31,129	57,661
Total current liabilities	1,346,052	1,352,320

Long-term debt	150,000	150,000
Other long-term liabilities	203,625	189,989
Long-term deferred income taxes, net	108,520	91,203

Commitments and contingencies

Stockholders’ Equity	1,493,012	1,332,692
Total liabilities and stockholders’ equity	$3,301,209	$3,116,204

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
	January 28,	January 29,
($000, unaudited)	2012	2011
Cash Flows From Operating Activities
Net earnings	$657,170	$554,797
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	159,892	160,693
Stock-based compensation	40,404	36,551
Deferred income taxes	21,722	(17,977)
Tax benefit from equity issuance	19,040	15,412
Excess tax benefit from stock-based compensation	(18,180)	(14,746)
Change in assets and liabilities:
Merchandise inventory	(43,153)	(214,419)
Other current assets	(10,329)	(6,339)
Accounts payable	(11,614)	102,851
Other current liabilities	(2,109)	52,594
Other long-term, net	7,262	3,649
Net cash provided by operating activities	820,105	673,066

Cash Flows From Investing Activities
Additions to property and equipment	(416,271)	(198,651)
Increase in restricted cash and investments	(60,086)	-
Purchases of investments	-	(6,842)
Proceeds from investments	4,589	8,648
Net cash used in investing activities	(471,768)	(196,845)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	18,180	14,746
Issuance of common stock related to stock plans	17,290	36,479
Treasury stock purchased	(15,854)	(9,544)
Repurchase of common stock	(450,000)	(375,000)
Dividends paid	(102,042)	(77,321)
Net cash used in financing activities	(532,426)	(410,640)

Net (decrease) increase in cash and cash equivalents	(184,089)	65,581

Cash and cash equivalents:
Beginning of year	833,924	768,343
End of year	$649,835	$833,924

Supplemental Cash Flow Disclosures
Interest paid	$9,668	$9,668
Income taxes paid	$370,074	$330,589

Non-Cash Investing Activities
Increase in fair value of investment securities	$226	$490